UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 15, 2011

JOSHUA GOLD RESOURCES INC.

(Exact name of registrant as specified in its charter)

Nevada	000-53809	27-0531073
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

99 Bronte Road, Suite 121 Oakville, Ontario, Canada	L6L 3B7

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 354-9991

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

{00222175. }

Item 5.02

Departure of Directors or Principal Officers; Election of Directors; Appointment of

    Principal Officers

(a)

Departure of Principal Officer

On November 15, 2011, Mr. W. Andrew Campbell, for personal reasons, resigned from his position as Chief Financial Officer of Joshua Gold Resources Inc. (the “Company”), which resignation was effective on that date.  Mr. Campbell’s resignation was not the result of any disagreement between the Company and him on any matter relating to the Company’s operations, policies or practices.

(b)

Appointment of Principal Officer

On November 15, 2011, the board of directors of the Company appointed Mr. Benjamin Ward to serve as the Company’s Chief Financial Officer, until his successor is duly appointed and qualified.  In addition to serving as Chief Financial Officer, Mr. Ward will continue to serve as the President, CEO and as a member of the board of directors of the Company.

Mr. Ward is a management professional who has gained extensive experience in international development and community development organizations over the course of his career. In addition to serving as the newly appointed Chief Financial Officer, Mr. Ward currently serves as the President, CEO and as a member of the board of directors of the Company.  From June 2009 through July 2011, Mr. Ward served as an Executive Director of KSM, a large community development organization in Oakville, Ontario, Canada.  Mr. Ward has extensive experience in international development, having served as the National Director of Economic Development for OMS from May 2005 through June 2009. Through his work with that organization, Mr. Ward gained project implementation experience, consulting on projects in over 40 countries.  Mr. Ward also served on the Advisory Board of Empower Global, a microfinance organization operating in Asia, Africa and the Caribbean, from September 2006 to July 2009.  Additionally, from 2006 to 2009, Mr. Ward served as a non-member advisory committee member of that organization.  Mr. Ward holds a (H)BA from Heritage Baptist and a Postgraduate Certificate of Management and Master of Business Administration with a dual concentration of finance and operations from the Bradford University School of Management located in England.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Joshua Gold Resources Inc.
(Registrant)

Date: November 16, 2011	By:	/S/ Benjamin Ward
Benjamin Ward President, CEO, CFO and Director